Exhibit 5.1

ATTORNEYS AT LAW

 400 SOUTH RAMPART BLVD., SUITE 400

LAS VEGAS, NEVADA 89145

702.362.7800

klnevada.com

October 6, 2017

DGSE Companies, Inc.

13022 Preston Road

Dallas, TX 75240

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Nevada counsel to DGSE Companies, Inc., a Nevada corporation (the “Company”), for the purpose of issuing this opinion letter in connection with the Company’s filing of a registration statement on Form S-3 (together with any and all amendments thereto, the “Registration Statement”), with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), covering the registration of 8,500,000 shares of the Company’s common stock, $0.01 par value per share (the “Shares”).

We understand that the Shares were issued by the Company pursuant to a Stock Purchase Agreement, dated June 20, 2016 (the “Agreement”), among the Company; Elemetal, LLC (the “Selling Shareholder”); and NTR Metals, LLC. We further understand that the Shares are to be offered and sold exclusively by the Selling Shareholder pursuant to the Registration Statement, with none of the proceeds of such sales being paid to the Company.

This letter is being issued in accordance with the requirements of Part II, Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K, each as promulgated by the Commission.

In the capacity stated above, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Agreement, as furnished to us by the Company; (iii) an Officer’s Certificate, dated September 28, 2017, executed by the Secretary and Chief Financial Officer of the Company (the “Officer’s Certificate”); (iv) a Certificate of Existence with Status in Good Standing, dated August 31, 2017, issued by the Secretary of State of the State of Nevada (the “Secretary of State”) with respect to the Company; (v) the articles of incorporation of the Company, certified by the Secretary of State as of September 5, 2017 and certified by the Secretary and Chief Financial Officer of the Company in the Officer’s Certificate; and (vi) the bylaws of the Company, certified by the Secretary and Chief Financial Officer of the Company in the Officer’s Certificate.

DGSE Companies, Inc. Page 2 October 6, 2017	Kolesar & Leatham ATTORNEYS AT LAW

In addition, without independent verification or investigation, we have reviewed and relied upon statutes, published rules and regulations of State of Nevada governmental authorities, published judicial decisions of courts located in the State of Nevada interpreting or applying the same, other official interpretations, other records of the Company (including (i) minutes of a June 17, 2016 meeting of the board of directors of the Company and authorizing resolutions attached as an exhibit to the Officer’s Certificate and (ii) the Company’s Form 8-K, as filed with the Commission on December 13, 2016, reporting the voting results of the Company’s 2016 annual meeting of shareholders) and other documents and records as we deemed relevant or appropriate for the purpose of issuing this letter. Also without independent verification or investigation, we have relied on the accuracy and completeness of factual statements and factual matters contained in the documents and records we reviewed.

We have assumed (i) conformity to the executed originals of all documents submitted to us as copies or as unexecuted forms of such originals; (ii) the authenticity of any and all documents submitted to us as originals; (iii) the genuineness of all signatures on documents reviewed by us; (iv) the legal capacity of natural persons executing all relevant documents; (v) the accuracy and completeness of all records reviewed by us; (vi) the veracity as of the date of this letter of all certificates, records and other documents or instruments furnished to us even if they were issued on an earlier date (without our independent verification of the statements made therein or investigation of the basis for the representations contained therein); (vii) the issuance by the Company of the Shares in accordance with the Agreement, against delivery of the consideration therefor as specified in the Agreement; (viii) that the Agreement constitutes a valid and binding obligation of the parties thereto; and (ix) no changes in applicable law between the date of this letter and the date of the events that are the subject of this letter.

Based on our review and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares are legally issued, fully paid and non-assessable.

We are licensed to practice law in the State of Nevada and the opinion set forth herein is expressly limited to the laws of the State of Nevada, including all applicable provisions of Nevada statutes and the Constitution of the State of Nevada and published decisions of Nevada courts interpreting those provisions. No opinion is given or implied regarding federal law or the laws of any jurisdiction other than the laws of the State of Nevada as currently in effect.

This letter is being issued to the Company solely in connection with the Company’s filing of the Registration Statement with the Commission.

We consent to the filing of this letter as Exhibit 5.1 to the Registration Statement and the reference to Kolesar & Leatham in the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under the Act or the rules and regulations of the Commission promulgated under the Act.

DGSE Companies, Inc. Page 3 October 6, 2017	Kolesar & Leatham ATTORNEYS AT LAW

Our opinion herein is rendered as of the date of this letter and we disclaim any obligation to advise you of any facts, circumstances, events or developments that hereafter come to our attention and that may alter, affect or modify such opinion. Our opinion herein is expressly limited to the matters set forth above and we render no opinion, by implication or otherwise, as to any other matters relating to the Company, the Selling Shareholder, the Agreement, the Registration Statement, the Shares or any securities other than the Shares.

This letter is issued in the State of Nevada and by issuing this letter, we shall not be deemed transacting business in any other state. Furthermore, we do not consent to the jurisdiction of any state or local governmental authority other than the State of Nevada.

Very truly yours,

/s/ Kolesar & Leatham

Kolesar & Leatham

RLG/chk